REGISTRATION NO.  333-______________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  I-TRAX, INC.
                   ------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                   ------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   23-3057155
                   ------------------------------------------
                      (I.R.S. Employer Identification No.)

               Amended and Restated 2001 Equity Compensation Plan
                          2000 Equity Compensation Plan
                          Non-Plan Stock Option Grants
                   ------------------------------------------
                            (Full title of the plan)

                           4 HILLMAN DRIVE, SUITE 130
                         CHADDS FORD, PENNSYLVANIA 19317
                                 (610) 459-2405
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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                              YURI ROZENFELD, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                                  I-TRAX, INC.
                           4 HILLMAN DRIVE, SUITE 130
                         CHADDS FORD, PENNSYLVANIA 19317
                               (610) 459-2405 x116
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                              JUSTIN P. KLEIN, ESQ.
                            GERALD J. GUARCINI, ESQ.
                     BALLARD SPAHR ANDREWS & INGERSOLL, LLP
                         1735 MARKET STREET, 51ST FLOOR
                             PHILADELPHIA, PA 19103
                                 (215) 665-8500

                         Calculation of Registration Fee

                                                         Proposed      Proposed maximum aggregate
   Title of each class of         Amount to be           maximum             offering price             Amount of
securities to be registered      registered (1)       offering price                                registration fee

Common stock, value $.001
per share                          6,300,000(2)       $   1.62(3)                 $ 10,206,000          $ 1,201.25
Common stock, value $.001
per share                            112,000(4)            .01(5)                        1,120                 .13
Common stock, value $.001
per share                            124,998(4)           1.51(5)                   188,746.98               22.22
Common stock, value $.001
per share                            188,000(4)           2.75(5)                      517,000               60.85
Common stock, value $.001
per share                              3,000(4)           5.00(5)                       15,000                1.77
Common stock, value $.001
per share                             10,000(4)          10.00(5)                      100,000               11.77
                              ----------------------------------------------------------------------------------------
                                   6,737,998                                                            $ 1,297.98
                              ======================                                                ==================


(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement is deemed to cover an indeterminate number of additional shares of I-trax common stock issuable in the event the number of outstanding shares of I-trax common stock Company is increased by stock split, reclassification, stock dividend or the like.

(2) Represents shares of I-trax common stock issuable under the I-trax 2000 Equity Compensation Plan and the I-trax Amended and Restated 2001 Equity Compensation Plan, as well as shares of I-trax common stock that will be added automatically to the Amended and Restated 2001 Equity Compensation Plan on each January 1 from January 1, 2006 through January 1, 2011.

(3) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h), the price shown is the average of the high and low price of I-trax common stock on June 7, 2005, as reported on the American Stock Exchange.

(4) Represents shares of I-trax common stock outstanding under non-plan stock option grants.

(5) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h), the price shown is the exercise price per share under the applicable non-plan stock option grant.

                       __________________________________


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                                  INTRODUCTION

         This Registration Statement on Form S-8 registers 6,300,000 shares of common stock issuable under the I-trax 2000 Equity Compensation Plan and the I-trax Amended and Restated 2001 Equity Compensation Plan. This Registration Statement also registers 437,998 shares of common stock issuable upon exercise of options granted to certain individuals that have performed services for I-trax, Inc., pursuant to the terms of individual agreements between I-trax and the option recipients, which are included as Exhibits 4.5, 4.6, 4.7 and 4.8 to this Registration Statement (the "Non-Plan Stock Option Grants").

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of Form S-8 will be given or sent to all employees who participate in the Amended and Restated 2001 Equity Compensation Plan, 2000 Equity Compensation Plan and the recipient of Non-Plan Stock Option Grants as specified by Rule 428 under the Securities Act of 1933.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Certain Documents by Reference.

         The following documents we have filed with the SEC (File No. 001-31584) pursuant to the Securities Exchange Act of 1934 are incorporated herein by reference:

o our Annual Report on Form 10-KSB for the year ended December 31, 2004, filed on March 30, 2005;

o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 16, 2005;

o our Current Reports on Form 8-K filed on February 15, 2005, March 17, 2005, March 24, 2005, April 5, 2005, April 22, 2005, May 3, 2005 and
         May 23, 2005;

o the description of our common stock, $0.001 par value per share, and associated rights, contained in our registration statement on Form 8-A, filed on January 14, 2003, including any amendment or report filed for the purpose of updating this description; and

o all reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.

         Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

         Not applicable.

Item 5.           Interests of Named Experts and Counsel.

         Not applicable.

Item 6.           Indemnification of Officers and Directors.

         Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite such adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the Delaware General Corporation Law further provides that to the extent a director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any rights to which the indemnified party may be entitled and the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to include a provision in its Certificate of Incorporation, and I-trax's Certificate of Incorporation contains such a provision, to the effect that, subject to certain exceptions, a director of a Delaware corporation is not personally liable to the corporation or its stockholders for monetary damages for a breach of his fiduciary duty as a director.

         I-trax's By-laws also provide that I-trax shall indemnify its directors and officers and, to the extent permitted by the Board of Directors, I-trax's employees and agents, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, I-trax's By-laws permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any of the Company's directors, officers, employees or agents arising out of their capacity as such.

Item 7.           Exemption for Registration Claimed.

         Not applicable.

Item 8.           Exhibits.

Number   Exhibit Title
------   -------------

4.1 I-trax, Inc. 2000 Equity Compensation Plan. (Incorporated by reference to Exhibit 10.16 to I-Trax.com, Inc.'s Registration Statement on Form 10-SB, filed on April 10, 2000.)

4.2 I-trax, Inc. Amended and Restated 2001 Equity Compensation Plan. (Incorporated by reference to Exhibit 10.3 to I-trax, Inc.'s Quarterly Report Form 10-QSB for the quarter ended September 30, 2004, filed on November 15, 2004.)

4.3      Form of 2000 and 2001 Plan Stock Option Agreement - Employee.

4.4      Form of 2000 and 2001 Plan Stock Option Agreement - Director.

4.5      Form of Stock Option Grant Agreement between I-trax, Inc. and each of
         L. Jane Ludwig and Carol M. Rehtmeyer, each dated February 5, 2002.

4.6 Nonqualified Stock Option Agreement between I-trax, Inc. and Steven P. Shelov dated February 6, 2001.

4.7 Stock Option Grant Agreement between I-trax, Inc. and Shikha Sethi each dated September 30, 2002.

4.8 Form of Nonqualified Stock Option Agreement with schedule of option holders subject to such Nonqualified Stock Option Agreement.

5        Opinion of Vice President, General Counsel and Secretary.

15       Awareness letter regarding unaudited interim financial information.

23.1     Consent of Vice President, General Counsel and Secretary. (Included in
         Exhibit 5.)

23.2     Consent of Goldstein Golub Kessler LLP.

24       Power of Attorney (included in signature page).

Item 9.           Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         Provided, further, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of this registration statement on Form S-8 and has duly caused this registration statement to be singed on its behalf by the undersigned, thereunto duly authorized in the City of Chadds Ford, Commonwealth of Pennsylvania on June 9, 2005.

                           I-TRAX, INC.

                           By: /s/ R. Dixon Thayer
                              -----------------------------------------
                               R. Dixon Thayer, Chief Executive Officer


                           By: /s/ David R. Bock
                              -----------------------------------------
                               David R. Bock, Executive Vice President and Chief Financial Officer
                               (Principal Financial and Accounting Officer)

         In accordance with the requirements of the Securities Act of 1933, this registration statement on Form S-8 was signed by the following persons in the capacities and on the dates stated.

         Each person whose signature appears below in so signing also makes, constitutes and appoints R. Dixon Thayer and David R. Bock, and each of them, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement and any related registration statement (and any and all amendments and post-effective amendments thereto) contemplated by Rule 462 under the Securities Act of 1933, as amended, in each case with exhibits thereto and other documents in connection therewith and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature                                Title                                  Date
---------                                -----                                  ----

/s/ Haywood D. Cochrane, Jr.             Vice-Chairman and Director             June 9, 2005
-------------------------------
Haywood D. Cochrane, Jr.

/s/ Philip D. Green                      Director                               June 9, 2005
-------------------------------
Philip D. Green

/s/ Gail F. Lieberman                    Director                               June 9, 2005
-------------------------------
Gail F. Lieberman

/s/ David Nash                           Director                               June 9, 2005
-------------------------------
Dr. David Nash

/s/ Frank A. Martin                      Chairman and Director                  June 9, 2005
-------------------------------
Frank A. Martin

/s/ Gerald D. Mintz                      Director                               June 9, 2005
-------------------------------
Gerald D. Mintz

/s/ R. Dixon Thayer                      Chief Executive Officer and Director   June 9, 2005
-------------------------------
R. Dixon Thayer


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